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Exhibit 99


FOR IMMEDIATE RELEASE:           JUNE 11, 2002
Contacts
Investors:                                  Media:
Linda Dellett                               Kathleen Sullivan
(303) 460-4474                              (303) 460-4435; cell: (720) 480-5501
INVESTOR_RELATIONS@MCDATA.COM               kathleen.sullivan@mcdata.com


      MCDATA ELECTS JOHN KELLEY CHIEF EXECUTIVE OFFICER, EFFECTIVE AUGUST 1

                 JACK MCDONNELL TO REMAIN CHAIRMAN OF THE BOARD


         BROOMFIELD, COLO. - JUNE 11, 2002 - McDATA Corporation (Nasdaq:
MCDTA/MCDT), a global leader in open storage networking solutions, today elected John Kelley as president and chief executive officer, effective August 1, 2002. Kelley joined McDATA in August of 2001 as its president and chief operating officer.

         Prior to joining McDATA, Kelley was executive vice president for Qwest Communications International, responsible for local network operations overseeing 27,500 employees and for improving service for 25 million customers. Prior to that, Kelley was president of Qwest Wholesale Markets, with full P&L responsibility for $2.8 billion in revenue. Kelley has served on McDATA's board of directors since August 2001.

          "Over the past year, John has demonstrated strong leadership by establishing the foundation for further strengthening McDATA's partner and customer relationships, managing operations, streamlining manufacturing costs and leading the company during challenging economic conditions," said Jack McDonnell, McDATA's chairman and current chief executive officer. "I am confident that his leadership and customer-focused perspective will successfully drive the global market leadership and growth of McDATA's open SAN solutions, and increase value for our shareholders."


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         Kelley will succeed Jack McDonnell as McDATA's chief executive officer.
McDonnell, a McDATA co-founder, will continue as chairman of the board and, in addition, will remain actively focused on the company's long-term strategy and business development activities, as well as continuing to support its customer relationships.

         "We are pleased to announce the next step in our senior management succession plan with the election of John Kelley as McDATA's succeeding president and CEO," added Laurence Walker, a McDATA board member. "We also want to formally acknowledge Jack McDonnell's significant contributions to McDATA and the SAN industry. Since founding McDATA in August of 1982, Jack has built what was a $344 million public company in 2001 with a significant leadership position in a growth industry - storage area networking - based on innovative technology and comprehensive customer solutions. We are pleased that he will actively provide the continuity of his experience and insight to McDATA's strategic and business development activities, as well as continuing in his role as chairman of the board."

         Kelley will assume the CEO title at the conclusion of McDATA's annual shareholder meeting, which will be held at 12:00 noon Mountain Time on Thursday, August 1 at the Omni Hotel in Broomfield, Colorado.



ABOUT MCDATA (www.mcdata.com)

McDATA (Nasdaq: MCDTA; MCDT) is the worldwide leader in open storage networking solutions and provides highly available, scalable and centrally managed storage area networks (SANs) that address enterprise-wide storage problems. McDATA's core-to-edge enterprise SAN solutions improve the reliability and availability of data to simplify SAN management and reduce the total cost of ownership. McDATA extensively pre-tests its solutions to provide IT organizations with the comprehensive tools, methodologies and support essential to robust SAN implementation. McDATA distributes its products through its OEMs, network of resellers and Elite Solution Partners. McDATA and the McDATA logo are registered trademarks of McDATA Corporation.



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FORWARD-LOOKING STATEMENTS

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to quickly integrate SANavigator and ramp sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the general economic slowdown and the recent terrorist attacks on purchasing decisions by customers and capital spending, our ability to complete the manufacturing review plan and the successful implementation of an "outsourcing-focused" manufacturing model, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturer, our ability to expand our product offerings and any transition to new products (such as 2 Gb/s and higher port count products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the impact and uncertainty of typically having most of the sales volume occur in the last month and a significant amount in the last two weeks of the fiscal quarter, the development of the storage area network and switch markets, competition in the storage area network and switch markets, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

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